SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BOSTON ACOUSTICS INC.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BOSTON ACOUSTICS, INC.
300 JUBILEE DRIVE
PEABODY, MA 01960

Dear Stockholders:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Boston Acoustics, Inc. (the “Company”). The Meeting will be held at the Company on Tuesday, August 13, 2002, at 9:00 a.m.

The notice of meeting and proxy statement which follow describe the business to be transacted at the Meeting. In addition, we plan to give you a report on the status of the Company’s business. Stockholders will have an opportunity to comment and ask questions at the Meeting.

It is important that your shares be represented at the Meeting, regardless of the number you may hold. Therefore, regardless of whether you plan to attend, please sign, date and return the proxy card as soon as possible. This will not prevent you from voting your shares in person if you do come to the Meeting.

I look forward to seeing you on August 13th.

Sincerely yours,
ANDREW G. KOTSATOS
Chairman of the Board

BOSTON ACOUSTICS, INC.
300 Jubilee Drive
Peabody, MA. 01960

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AUGUST 13, 2002, 9:00 A.M.

To The Stockholders:

You are hereby notified that the Annual Meeting of Stockholders of Boston Acoustics, Inc. (the “Company”) will be held on August 13, 2002 at 9:00 a.m. at the offices of the Company, 300 Jubilee Drive, Peabody, Massachusetts, to consider and act upon the following matters:

1.	To set the number of Directors constituting the Board of Directors for the ensuing year at seven (7) and to elect a Board of Directors.

2.	To ratify the action of the Board of Directors in appointing Ernst & Young LLP as auditors for the Company’s current fiscal year.

3.	To act upon such other business as may properly come before the meeting or any adjournments thereof.

Even if you plan to attend the Meeting personally, please be sure to sign, date and return the enclosed proxy in the enclosed envelope to:

EquiServe Trust Company, NA
Proxy Department
P. O. Box 43010
Providence, RI 02940-3010

Only stockholders of record on the books of the Company at the close of business on June 28, 2002 are entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

By order of the Board of Directors,
WILLIAM E. KELLY
Clerk

Peabody, Massachusetts
July 19, 2002

Important: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please vote, date and sign your proxy and return it promptly in the envelope provided even if you plan to attend the Meeting personally. If you do attend the Meeting and desire to withdraw your proxy and vote in person, you may do so. Your cooperation is greatly appreciated.

BOSTON ACOUSTICS, INC.
EXECUTIVE OFFICES
300 JUBILEE DRIVE
PEABODY, MA 01960

PROXY STATEMENT
July 19, 2002

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement and the accompanying proxy form are being mailed by Boston Acoustics, Inc., a Massachusetts corporation, (the “Company”) to the holders of record on June 28, 2002 of the Company’s outstanding shares of Common Stock, $.01 par value (“Common Stock”), commencing on or about July 19, 2002. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on August 13, 2002 (the “Meeting”) and any adjournments thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation.

When a proxy is returned, prior to or at the Meeting, properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder’s instructions indicated on the proxy card. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted FOR the election of Directors as set forth in this Proxy Statement, FOR proposal 2, and in the discretion of the proxies as to other matters that may properly come before the Meeting or any adjournments thereof. Sending in a proxy will not affect a stockholder’s right to attend the Meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Clerk of the Company at any time prior to its use, by a duly-executed proxy bearing a later date, or by voting in person by ballot at the Meeting. A stockholder’s attendance at the Meeting will not by itself revoke a proxy.

VOTING SECURITIES AND RECORD DATE

The Common Stock is the only outstanding class of voting security of the Company. Each share of Common Stock is entitled to one vote. The Board of Directors has fixed June 28, 2002 as the record date for the Meeting. Only holders of record of the Company’s Common Stock on the record date are entitled to notice of and to vote at the Meeting. On the record date, there were 4,595,595 shares of Common Stock issued and outstanding.

Under Massachusetts law and the Company’s By-laws, the presence of holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting, represented in person or by proxy, shall constitute a quorum.

The election of Directors is by plurality of the votes cast at the Meeting either in person or by proxy. The approval of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for adoption of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s auditors and the approval of any other matter which may properly be brought before the Meeting or any adjournment thereof.

With regard to the election of directors, votes may be left blank, cast in favor or withheld; votes that are left blank will be counted in favor of the election of the directors named on the proxy and votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of determining the presence or absence of a quorum for the proposal on which the abstention is noted, but abstentions will not be counted for or against the proposal. Broker non-votes, if any, will not be counted in determining a quorum for, or the outcome of, any proposal. A “non vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted in accordance with the judgement of the persons named as proxies.

The Company’s Annual Report to Stockholders, including financial statements for the fiscal year ended March 30, 2002, is being mailed to stockholders of record of the Company as of June 28, 2002 concurrently with this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

One of the purposes of the Meeting is to set the number of Directors constituting the Board of Directors and to elect Directors to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of setting the number of Directors at seven (7) and electing the nominees named below, unless otherwise specified on the proxy card. All the nominees are current Directors of the Company and all of the nominees have consented to be named and to serve if reelected. Andrew G. Kotsatos, Moses A. Gabbay, George J. Markos, Alexander E. Aikens, III, Lisa M. Mooney and Fletcher H. Wiley were previously elected by the stockholders. Allan J. Evelyn was elected as a Director by the Board of Directors in May 2002.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a Director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

The Board unanimously recommends a vote FOR the election of each of the nominees listed below.

The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees:

Andrew G. Kotsatos (age 62) co-founded the Company in February 1979 and has served as a Director since the Company’s inception. He was Executive Vice President from February 1979 until April 1986, President from April 1986 until November 1996, and Chairman of the Board, Chief Executive Officer and Treasurer from November 1996 until May 2002. Although no longer Chief Executive Officer, Mr. Kotsatos maintains his position as Chairman of the Board and Treasurer. Mr. Kotsatos previously held positions with two other audio manufacturers, KLH Research and Development Corporation and Advent Corporation. His last position at Advent was Audio Products Manager and Chief Speaker Designer.

Moses A. Gabbay (age 57) was elected Chief Executive Officer of the Company in May 2002. He had held the office of President and COO of the Company since August 2000. Mr. Gabbay had been Chief Operating Officer since April 2000 and was elected a director in May 2000. He served as Vice President—Engineering since joining the Company in 1981. Mr. Gabbay was previously Director of Engineering at Avid Corporation and an acoustic engineer for Teledyne Acoustic Research.

Allan J. Evelyn (age 56) was elected President of the Company in May 2002. He had been Vice President—Marketing since joining the Company in November 2001. Mr. Evelyn previously spent 16 years with Bose Corporation where he held a variety of positions of increasing responsibility within business development, sales and marketing. From 1996 to 2001, he was General Manager of Bose Americas Wholesale Business where he had overall responsibility for operations and sales to dealers and distributors in the U.S., Canada, and Latin America. Previously, Mr. Evelyn was Vice President/General Manager of JBL, Inc.’s consumer division and also co-founded Carillon Technology, a California-based audio technology company. Mr. Evelyn is a board member of Eagleson Institute, a nonprofit foundation dedicated to the promotion of laboratory safety.

Alexander E. Aikens, III (age 53) has been a Director of the Company since May 2001. Mr. Aikens has been an Adjunct Professor in the Graduate School of International Economics and Finance at Brandeis University since July 2000. Between 1980 and 1999, Mr. Aikens held several managerial positions at Fleet/BankBoston, including the bank’s Multinational Group, Emerging Market Investment Banking and his last position as Managing Director—Portfolio Management for the bank’s corporate loan equity portfolio. Prior to 1980, Mr. Aikens was a commercial lender in Chase Manhattan’s Chemical and Rubber Division of Corporate Banking department. Mr. Aikens holds an undergraduate degree from Brandeis University and a law degree from Northeastern Law School. Mr. Aikens is a member of the Board of Directors of the Pension Retirement Investment Management (PRIM) Board of Commonwealth of Massachusetts and a trustee of Wheelock College.

George J. Markos (age 53) has been a Director of the Company since August 1996. Mr. Markos has been Senior Vice President and General Counsel of Yell-O-Glow Corporation, a produce distributor, since 1991. Between 1988 and 1991, Mr. Markos was Senior Counsel and Assistant Secretary of Norton Company, Inc., a manufacturer of abrasive products and industrial ceramics. Mr. Markos holds an undergraduate degree from Rutgers University and a law degree from Suffolk University School of Law.

Lisa M. Mooney (age 36) has been a Director of the Company since May 1996. She was Director of Corporate Planning of the Company from January 1994 to June 1996. Previously, Mrs. Mooney was a lending officer in the Global Banking unit of the Bank of Boston. Mrs. Mooney holds an undergraduate degree from the University of Pennsylvania and a MBA from Boston University.

Fletcher H. Wiley (age 59) has been a Director of the Company since May 2001. Since 1999, Mr. Wiley has been President and Chief Operating Officer of PRWT Holdings, the holding company of PRWT Services, Inc., a Philadelphia-based technology-oriented products and services company of which Mr. Wiley is currently Principal, Executive Vice President and General Counsel. Previously, Mr. Wiley was a Senior Partner with Goldstein & Manello, P.C. Mr. Wiley holds an undergraduate degree from the U.S. Air Force Academy, as a Fulbright Fellow, studied international relations at L’Institut des Etudes Politiques, University of Paris, and holds a Masters degree in Public Policy from Harvard’s Kennedy School of Government and a law degree from Harvard Law School. Mr. Wiley is a director and chairman of the audit committee of The TJX companies, Inc., a New York Stock Exchange company. In addition, Mr. Wiley holds directorships at KELLEE Communications Group, Inc., West Insurance Agency, Inc., Urban Underwriters Insurance Agency, Inc., Coolidge Bank and Trust Company, and The Greater Boston Chamber of Commerce (of which he is a former chairman).

Executive Officers of the Registrant

In addition to three directors who are also executive officers of the Company (Andrew G. Kotsatos, who is Chairman of the Board and Treasurer, Moses A. Gabbay, who is Chief Executive Officer, and Allan J. Evelyn, who is President), the following persons serve as executive officers of the Company:

Name	Age	Title
Michael B. Chass	32	Vice President—Automotive and Multimedia OEM
Debra A. Ricker-Rosato	46	Vice President—Finance
Michael J. Rudd	57	Vice President—New Technology
Robert L. Spaner	42	Executive Vice President—Sales

Michael B. Chass has been Vice President—Automotive and Multimedia OEM since August 1999. He joined the Company in 1994 as an account manager. In 1996 he became a Sales Manager and in 1998 became a Director of Sales. Mr. Chass was formerly employed by C.P.S. Marketing as an Assistant Director of Sales and Marketing. He holds a BSBA in Marketing from the University of Missouri.

Debra A. Ricker-Rosato was named Vice President—Finance in May 1993. Prior to joining the Company in October 1986 as Controller, Ms. Ricker-Rosato was employed by Babco-Textron, a manufacturer of small aircraft engine components, where her last position was Assistant Controller. She holds a BS degree from Merrimack College and an MSF degree from Bentley College.

Michael J. Rudd was named Vice President—New Technology in January 2000. He joined the Company in 1995 as a product manager. In 1997, he became Manager of New Technology—Engineering. Prior to joining the Company, Mr. Rudd worked as a consultant specializing in acoustic arrays. Mr. Rudd previously held positions with Atlantic Applied Research, Bolt Beranek and Newman and New York University. Mr. Rudd holds a PhD in Physics from the Cambridge University, England.

Robert L. Spaner has been Executive Vice President—Sales since November 2001. From August 2000 until November 2001 he served as Executive Vice President—Sales and Marketing. He joined the Company in 1987 as a regional sales manager. In 1990, he became National Sales Manager and in 1993 became Vice President—Sales. Mr. Spaner was formerly employed by Kloss Video as Western Regional Manager and worked six years in retail sales at Tweeter, Etc.

Each executive officer is elected for a term scheduled to expire at the meeting of Directors following the Annual Meeting of Stockholders or until a successor is duly chosen and qualified. There are no arrangements or understandings pursuant to which any executive officer was or is to be selected for election or reelection. There are no family relationships among any Directors or executive officers.

BOARD OF DIRECTORS

Meetings of the Board of Directors and Committees

The Board of Directors met four times during the fiscal year ended March 30, 2002. The Board of Directors has standing Audit and Compensation Committees. The Board has no nominating committee. All of the Directors attended at least 75% or more of the meetings of the Board and of the Board committees on which they served during the fiscal year ended March 30, 2002.

The Compensation Committee is responsible for evaluating compensation plans for employees, management and Directors, and making recommendations on compensation to the Board. During the fiscal year ended March 30, 2002, the Compensation Committee consisted of George J. Markos, Alexander E. Aikens, III, Lisa M. Mooney and Fletcher H. Wiley.

The Compensation Committee met once during the fiscal year ended March 30, 2002. The Audit Committee oversees the accounting and audit functions of the Company, including matters relating to the appointment and activities of the Company’s auditors. The complete text of the Audit Committee’s charter is available upon request addressed to the Company’s Vice President—Finance, 300 Jubilee Drive, Peabody, Massachusetts 01960. During the fiscal year ended March 30, 2002, the Audit Committee consisted of George J. Markos, Alexander E. Aikens, III and Fletcher H. Wiley. The Audit Committee met twice during the fiscal year ended March 30, 2002.

Compensation of Directors

Each Director who is not an officer of the Company is entitled to an annual fee of $6,000, and an additional annual fee of $1,500 for service on the Audit Committee and an additional annual fee of $1,000 for service on the Compensation Committee on which he or she serves. Directors who are not employees of the Company are eligible for stock option grants under the 1997 Stock Plan. During the fiscal year ended March 30, 2002, no non-employee Directors received any stock option grants.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table reflects the number of shares of the Company’s Common Stock beneficially owned as of July 15, 2002 (i) by each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) by each of the Directors and nominees for Director, (iii) by each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) by all Directors, nominees for Director and executive officers as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within sixty days of July 15, 2002. As used herein “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such individual.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock
Andrew G. Kotsatos	1,449,561	(1)	31.2
c/o Boston Acoustics, Inc.
300 Jubilee Drive
Peabody, MA 01960

Wellington Management Company, LLP	480,000	(2)	10.4
Capital Management Group
75 State Street
Boston, MA 02109

Daeg Partners, LP (3)	591,500	(4)	12.9
100 Park Avenue
New York, NY 10017

Moses A. Gabbay	157,180	(5)	3.3

Lisa M. Mooney	101,761		2.2

Robert L. Spaner	67,667	(6)	1.5

Michael B. Chass	46,916	(7)	1.0

Martin J. Harding	19,648	(8)	*

Alexander E. Aikens, III	1,020		*

George J. Markos	0		*

Fletcher H. Wiley	0		*

Allan J. Evelyn	0		*

All Directors and Executive Officers as a group (12 persons)	1,914,119	(9)	38.9

*	Indicates less than 1% ownership.

(1)
Includes (a) 374,928 shares owned by Mr. Kotsatos’ wife, individually and as trustee for the benefit of their children, as to which beneficial ownership is disclaimed by Mr. Kotsatos and (b) 56,200 shares issuable upon exercise of certain options which are currently exercisable or become exercisable within 60 days of July 15, 2002 (“Currently Exercisable Options”).

(2)
According to a letter dated February 14, 2002 from Brian P. Hillery, Assistant Vice President of Wellington Management Company, LLP (“Wellington Management”), Wellington Management has shared voting power for 415,000 shares and shared dispositive power for 480,000 shares. These securities are owned by various individual and institutional investors which Wellington Management serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Wellington Management is deemed to be a beneficial owner of such securities; however, Wellington Management expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
On July 12, 2001, a group consisting of Daeg Partners, LP, Kimelman & Baird, LLC, Daeg Capital Management, LLC, Sheila Baird, Michael Kimelman and Scott Kimelman (the “Daeg Group”) filed with the Securities and Exchange Commission a Statement of Acquisition of Beneficial Ownership on Schedule 13G reporting shared voting and/or dispositive power with respect to an aggregate of 591,000 shares of Common Stock.

(4)	Based on a Statement of Changes in Beneficial Ownership on Form 4 filed with the Securities and Exchange Commission on September 10, 2001 by Sheila Baird, a member of the Daeg Group.

(5)
Includes (a) 11,317 shares jointly owned by Mr. Gabbay and his son and 11,319 shares jointly owned by Mr. Gabbay and his daughter and (b) 103,500 shares issuable upon exercise of Currently Exercisable Options.

(6)	Includes 67,667 shares issuable upon exercise of Currently Exercisable Options.

(7)	Includes 46,916 shares issuable upon exercise of Currently Exercisable Options.

(8)	Includes 19,334 shares issuable upon exercise of Currently Exercisable Options.

(9)	Includes (a) 369,728 shares as to which beneficial ownership is disclaimed and (b) 328,617 shares issuable upon exercise of Currently Exercisable Options. See footnotes 1, 5, 6, 7 and 8.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables and notes present the compensation received by the Company’s Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer for each of the last three fiscal years.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)
Andrew G. Kotsatos	2002	350,000	—	—	81,000	100,684	(4)
(Chairman of the Board, Chief	2001	350,000	42,000	—	0	100,684
Executive Officer & Treasurer)(3)	2000	350,000	42,000	—	18,000	100,961

Moses A. Gabbay	2002	300,000	56,833	14,100	67,500	2,375	(5)
(Chief Executive Officer)(3)	2001	290,625	25,863	14,100	100,000	2,375
	2000	221,875	103,669	14,100	28,000	2,375

Robert L. Spaner	2002	220,000	37,830	—	30,000	2,522	(5)
(Executive Vice President—	2001	221,539	20,031	—	50,000	2,244
Sales)	2000	201,154	37,435	—	20,000	2,182

Michael B. Chass	2002	150,000	9,278	—	—	1,144	(5)
(Vice President—Automotive and	2001	143,846	22,431	—	20,000	1,656
Multimedia OEM)	2000	121,538	19,587	—	20,000	900

Martin J. Harding	2002	150,083	3,250	—	—	—
(Vice President—International	2001	140,000	10,251	—	5,000	—
Sales)	2000	122,500	18,751	—	8,000	1,402

(1)	The Company’s fiscal year ends on the last Saturday of March.

(2)	Reflects car allowances provided by the Company.

(3)
For all periods reported, Mr. Kotsatos was Chairman of the Board, Chief Executive Officer and Treasurer. Effective May 13, 2002, Mr. Gabbay was elected Chief Executive Officer. From August 2000 through May 13, 2002, Mr. Gabbay was President and COO; from May 2000 through August 2000, he was Chief Operating Officer; and prior to May 2000, he was Vice President—Engineering. Mr. Kotsatos continues to serve as Chairman of the Board and Treasurer.

(4)
Includes $98,309 paid in premiums for three life insurance policies, each with split dollar arrangements, one covering the life of Mr. Kotsatos and two policies covering the survivor of Mr. Kotsatos and his spouse. The Company, Mr. Kotsatos and Mr. Kotsatos’ spouse entered into agreements concerning the life insurance policies pursuant to which the Company will receive, in the event of the insureds’ deaths, an amount equal to the aggregate amount of its premium payments under the respective policies and the beneficiary of the policies will receive the excess. Also includes $2,375 contributed by the Company under a defined contribution plan established under Section 401(k) of the Internal Revenue Code, as amended (the Code).

(5)	Reflects Company contributions under a defined contribution plan established under Section 401(k) of the Code.

Option Grants in the Last Fiscal Year

The following table sets forth certain information concerning grants of stock options made during the fiscal year ended March 30, 2002 to the named executive officers:

	Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal 2002	Exercise or Base Price per Share ($/sh)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name						5% ($)	10% ($)
Andrew G. Kotsatos	81,000	(3)	39.3	10.30	1/25/07	230,533.76	509,419.31
Moses A. Gabbay	67,500	(4)	32.7	9.34	11/5/07	174,098.83	384,712.88
Robert L. Spaner	30,000	(5)	14.5	9.26	1/25/07	76,751.02	169,599.66
Michael B. Chass	—		—	—	—	—	—
Martin J. Harding	—		—	—	—	—	—

(1)
All options, except the options granted to Mr. Kotsatos, were granted at an exercise price equal to market value of the Company’s Common Stock on the date of grant as determined by the closing price of the Common Stock on the Nasdaq National Market. The options granted to Mr. Kotsatos were granted at an exercise price equal to 110% of market value of the Company’s Common Stock on the date of grant as determined by the closing price of the Common Stock on the NASDAQ National Market.

(2)
The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future Common Stock prices.

(3)
So long as Mr. Kotsatos remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one fifth of the total number of shares underlying such options on each of November 5, 2002, 2003, 2004, 2005 and 2006. Mr. Kotsatos also has options for the purchase of shares of Common Stock which vested immediately on January 25, 2002 and will expire on January 25, 2007.

(4)
So long as Mr. Gabbay remains an employee of the Company, options for the purchase of shares of Common Stock are exercisable in annual installments equal to one fifth of the total number of shares underlying such options on each of November 5, 2002, 2003, 2004, 2005 and 2006. Mr. Gabbay also has options for the purchase of shares of Common Stock which vested immediately on January 25, 2002 and will expire on January 25, 2007.

(5)	So long as Mr. Spaner remains an employee of the Company, options for the purchase of shares of Common Stock which vested immediately on January 25, 2002 and will expire on January 25, 2007.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Shares Underlying Unexercised Options at FY-End			Value of Unexercised In-The-Money Options at FY-End ($)(2)
			Exercisable	Unexercisable		Exercisable	Unexercisable
Andrew G. Kotsatos	—	—	56,200	60,800	(3)	(146,839)	(40,282)
Moses A. Gabbay	—	—	103,500	120,000	(4)	(117,464)	(85,670)
Robert L. Spaner	—	—	67,667	52,333	(5)	(41,926)	(84,619)
Michael B. Chass	—	—	46,916	13,084	(6)	(191,301)	(2,394)
Martin B. Harding	—	—	19,344	1,666	(7)	(76,422)	1,558

(1)	Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by employee.

(2)
Value of unexercised options equals fair market value of the shares underlying in-the-money options on March 30, 2002 ($10.56 per share), which was the last trading day of the Company’s fiscal year, less exercise price, times the number of options outstanding.

(3)	The exercise prices of these options are $10.19, $10.37, $12.79, and $19.89 per share.

(4)	The exercise prices of these options are $9.26, $9.63, $9.73, $10.81, $11.63, $18.08 and $20.25 per share.

(5)	The exercise prices of these options are $9.26, $9.63, $10.81, $11.63, $18.08 and $20.25 per share.

(6)	The exercise prices of these options are $9.63, $10.81, $11.63, $17.33 and $20.25 per share.

(7)	The exercise prices of these options are $9.63, $11.63, $18.08 and $20.25 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Alexander E. Aikens, III, George J. Markos, Lisa M. Mooney, and Fletcher H. Wiley. Mrs. Mooney was Director of Corporate Planning of the Company from January 1994 to June 1996. She is the sister of Paul F. Reed who, until June 2001, was an executive officer of the Company. Mrs. Mooney did not participate in any discussions or decisions regarding the compensation of Mr. Reed. The Chairman of the Board, Andrew G. Kotsatos, who, until May 2002, was the Company’s Chief Executive Officer, participated in the Compensation Committee’s meetings and made recommendations concerning the compensation of executive officers other than himself (but did not take part in any decisions of the Committee); he did not take part in any discussions or decisions regarding his own compensation.

REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the stock performance graph contained elsewhere herein shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

During the fiscal year ended March 30, 2002, the Compensation Committee of the Board of Directors was responsible for establishing and administering the compensation policies which govern annual salary, bonuses, and stock-based incentives (currently stock options) for Directors and officers. The Compensation Committee met once during the fiscal year and was attended by all members.

Overview

The Company has historically established levels of executive compensation that provide for a base salary intended to allow the Company to hire and retain qualified management. The Company has also provided annual cash incentive bonuses based on the Company’s performance during the fiscal year to reward executives for their contributions to the Company’s achievements. From time to time, the Company has also granted stock options to executives and key employees to keep the management focused on the stockholders’ interests. The Compensation Committee believes that the Company’s past and present executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel whose contribution has maintained and increased the Company’s profitability.

The Compensation Committee determines the compensation of the executive officers of the Company and sets policies for and reviews the compensation awarded to the other officers of the Company. This is designed to ensure consistency throughout the officer compensation programs. In reviewing the individual performances of the executive officers (other than the Chief Executive Officer and President) the Compensation Committee takes into account the views of the Chief Executive Officer and the President. In Fiscal 2002, the Compensation Committee determined the base salary and bonus for executive officers, other than for the Chief Executive Officer and the President, based largely on recommendations by the Company’s Chief Executive Officer and President.

The Compensation Committee expects to review annually the annual and long-term compensation of all the Company’s executives and employees to assure that all of the Company’s executives and employees continue to be properly motivated to serve the interests of the Company’s stockholders.

Executive Compensation

Base Salary.    Base salary is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability taking into account the position involved and the level of the executive’s experience. In addition, consideration is given to other factors, including an officer’s contribution to the Company as a whole. Since Fiscal 2001, the base salary for the named executive officers, other than the Chief Executive Officer and the President, increased on average approximately $4,900. The Compensation Committee awarded such increases to keep the Company a competitive employer and to allow for increases in the cost of living.

Annual Bonus Compensation.    Over the past five fiscal years, the Company has awarded cash bonuses to its executive officers on a discretionary basis. In determining bonus awards, the Compensation Committee considers the financial and nonfinancial achievements of the Company, including revenue growth, profitability, expansion of the Company’s markets and new product introductions.

In Fiscal 2002, the Compensation Committee maintained relatively even bonus levels of the executive officers, generally in proportion to increases in base compensation. The Compensation Committee believes that bonuses are necessary to keep total compensation of the Company’s executives competitive with executive compensation at similarly situated companies. It is expected that bonus compensation will continue to move in parallel with increases in base salary until such time as the Company’s financial results, the individual performance of the executive or the job market for key executives, warrants a change in the percentage of total compensation which is comprised of bonuses.

Long Term Incentives.    Currently, stock options are the Company’s primary long-term incentive vehicle. Stock option awards have been made from time to time to persons who currently serve as middle and upper level managers, including the Chief Executive Officer and other executive officers named in the Summary Compensation Table. The size of awards has historically been based on position, responsibilities, and individual performance. The Compensation Committee believes that the long-term incentives awarded by the Company in Fiscal 1995 and 1996 were generally below the levels found at comparable companies. In Fiscal 1997, 1998, 1999, 2000, 2002 and 2002, the Company made awards to middle and upper level managers in an effort to improve this aspect of the Company’s compensation program and will continue to monitor this aspect of compensation.

The Compensation Committee is aware that the Company’s grants of stock options are less frequent and smaller in size than the grants of many comparable companies, although the Board believes that the overall mix of compensation components has been adequate. The Compensation Committee believes that this aspect of compensation must receive more emphasis in the future to assure that all of the Company’s key employees continue to focus on the profitability of the Company and, thus, the interests of the Company’s stockholders. Accordingly, the Compensation Committee has recommended to the Board of Directors the authorization of additional stock options for employees.

Chief Executive Officer Compensation.    The annual salary of the Company’s Chief Executive Officer, Andrew G. Kotsatos, was set at $350,000 on April 1, 1998 and has not subsequently been increased. In recognition of his demonstrated leadership, Mr. Kotsatos was awarded options to purchase 60,000 shares of Common Stock in 1997, 18,000 shares in 1998, 18,000 shares in 2000, and 81,000 shares in 2002, and received cash bonuses in the amount of $42,000 each in fiscal years 2000 and 2001. The Compensation Committee believes that the salary and overall compensation of Mr. Kotsatos has been fair.

Respectfully Submitted by the
Compensation Committee

Alexander E. Aikens, III
George J. Markos
Lisa M. Mooney
Fletcher H. Wiley

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return over a five-year period beginning March 31, 1997 and ending March 30, 2002 of the Company’s Common Stock to the cumulative total return on the Center for Research in Securities Price (“CRSP”) Total Return Index for the Nasdaq Stock Market (U.S. Companies) (“Nasdaq Market-U.S. Index”) and a Company-selected peer group index that includes: Harmon Industries, Inc., Phoenix Gold Int’l, Inc., Koss Corporation, and Recoton Corp. (the “Peer Group Index”). The Peer Group Index was formed on a weighted average basis based on market capitalizations, adjusted at the end of each year. Cumulative total return is measured assuming an initial investment of $100 on March 31, 1997 and reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG BOSTON ACOUSTICS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX  AND A PEER GROUP

* $100 invested on 3/31/97 in stock or index-
including reinvestment of dividends.
Fiscal year ending March 31.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference.

During Fiscal 2001, the Audit Committee of the Board of Directors developed a charter for the Committee which was approved by the full Board on June 12, 2000. The complete text of the Audit Committee’s charter is available upon request addressed to the Company’s Vice President—Finance, 300 Jubilee Drive, Peabody, Massachusetts 01960. As set forth in more detail in the charter, the Audit Committee’s primary responsibilities fall into three broad categories:

•
first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside auditors about draft annual financial statements and key accounting and reporting matters;

•
second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

•
third, the Committee oversees management’s implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the activities and recommendations of the Company’s internal auditing program.

The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. During the period April 1, 2001 through March 30, 2002, the Audit Committee comprised of George J. Markos, Alexander E. Aikens, III and Fletcher H. Wiley, met twice.

In overseeing the preparation of the Company’s financial statements for Fiscal 2002, the members of the Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Company’s outside auditors, the Committee, among other things, discussed with Arthur Andersen LLP matters relating to its independence. The Committee has received and reviewed the written disclosures and the letter from Arthur Andersen LLP as independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee reviewed the fees of the independent auditors for the fiscal year for both auditing and non-auditing services and determined that the provision of such services was compatible with maintaining the independence of the auditors.

Following the indictment of Arthur Andersen LLP on federal criminal charges in March 2002, the Committee met to consider the capacity of Arthur Andersen LLP to continue to audit the Company’s financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards.

The Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2002, for filing with the Securities and Exchange Commission.

Current Members of the Audit Committee:
George J. Markos (Independent) (Chairman)
Alexander E. Aikens, III (Independent)
Fletcher H. Wiley (Independent)

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors of the Company has appointed Ernst & Young LLP as auditors of the Company for the fiscal year ending March 29, 2003 and directed that management submit the selection of auditors for ratification by the stockholders.

Effective June 28, 2002, the Company dismissed Arthur Andersen LLP, which had served as the Company’s independent auditor since 1986. The decision to dismiss Arthur Andersen LLP was recommended by the Audit Committee and approved by the Board of Directors. The reports of Arthur Andersen LLP on the Company’s financial statements for fiscal years 2001 and 2002 did not contain an adverse opinion or a disclaimer of an opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Arthur Andersen LLP during the two most recent fiscal years or during the interim period from the commencement of the current fiscal year through the date of Arthur Andersen LLP’s dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

The Company paid Arthur Andersen LLP a total of $168,600 during the fiscal year ended March 30, 2002 in the following categories:

Audit Fees (including review of 10-Qs)	$91,500
Financial Information Systems Design and Implementation Fees	0
All Other Fees:
Tax compliance services	$30,000
International tax consultation	$47,100

The Audit Committee of the Board of Directors reviewed the foregoing fees and the services to which they related and determined that the provision of non-audit services by Arthur Andersen LLP during the fiscal year ended March 30, 2002 was compatible with maintaining Arthur Andersen LLP’s independence.

The Company does not expect representatives of Arthur Andersen LLP to be present at the Meeting.

On July 9, 2002, the Company engaged Ernst & Young LLP as the principal independent accountant to audit the Company’s financial statements. The engagement of Ernst & Young LLP was recommended by the Audit Committee and approved by the Board of Directors, subject to ratification by the stockholders at the Meeting.

During the two most recent fiscal years and the interim period from the commencement of the current fiscal year through the date on which Ernst & Young LLP was engaged, the Company did not consult with Ernst & Young LLP on any matter.

Representatives of Ernst & Young LLP are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s auditors.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Directors, executive officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file with the Securities and Exchange Commission and The Nasdaq Stock Market reports of ownership and changes in ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company or written representations from certain persons that no reports were required for those persons, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended March 30, 2002.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company not later than March 29, 2003 in order to be considered for inclusion in the Company’s proxy statement for the 2003 Annual Meeting of Stockholders. To be considered for presentation at the 2003 Annual Meeting of Stockholders (although not included in the Company’s proxy materials), proposals must be received by the Company no later than June 1, 2003. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not limited to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the Meeting, as seems to them to be in the best interests of the Company and its stockholders.

BOSTON ACOUSTICS, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

☒
          Please mark votes as in this example.

1.	To elect seven directors for the ensuring year.
Nominees:	(01) Andrew G. Kotsatos, (02) Moses A. Gabbay, (03) Allan J. Evelyn, (04) Alexander E. Aikens, III, (05) George J. Markos, (06) Lisa M. Mooney and (07) Fletcher H. Wiley.

        ☐            ☐

            All Nominees            Withheld from All Nominees

☐__________________
  For all nominees except as noted above

2.	To ratify the action of the directors on selecting Ernst & Young LLP to serve as auditors for the Company for the ensuing fiscal year.

        ☐        ☐        ☐
                      For                     Against                Abstain

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

MARK HERE FOR ADDRESS CHANGE  AND NOTE AT LEFT
                                         ☐

MARK HERE IF YOU PLAN TO  ATTEND THE MEETING
                                         ☐

NOTE: If shares are registered in more than one name, signatures of all such persons are required. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ____________________ Date: __________ Signature: ____________________ Date: __________

DETACH HERE
ZBAI32

PROXY

BOSTON ACOUSTICS, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the  Annual Meeting of Stockholders - August 13, 2002

The undersigned hereby appoints Andrew G. Kotsatos and Moses A. Gabbay, or either of them, with full power of substitution, as proxies of the undersigned to represent and vote all shares of stock of BOSTON ACOUSTICS, INC. which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Stockholders of said Corporation, to be held at the Company’s offices at 300 Jubilee Drive, Peabody, Massachusetts on August 13, 2002 at 9:00 a.m., and at any adjournments thereof, as directed below, on all matters coming before said meeting.

This proxy when properly executed will be voted as directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON ITEM 3.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE
SEE REVERSE SIDE